Exhibit 10.10

LEASE EXPANSION AND AMENDING AGREEMENT

This agreement (“Agreement”) is dated January 28, 2013, and is made

B E T W E E N:

2725312 CANADA INC.

(“Landlord”)

OF THE FIRST PART

- and -

WESCOM INC.

(“Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated April 13, 2009 (“Lease”), Landlord leased to Tenant certain premises known as Units 4 and 5, containing approximately forty-two thousand, five hundred and sixty-five (42,565) square feet of Rentable Area (collectively, the “Original Premises”) in the building municipally known as 6975 Creditview Road, Mississauga, Ontario (“Building”) for a term expiring on June 30, 2020, on the terms and conditions more particularly set forth therein;

AND WHEREAS by a rent deposit agreement dated April 13, 2009 (“Rent Deposit Agreement”), Tenant deposited certain monies with Landlord to be held by Landlord, without interest, in accordance with the provisions of the Rent Deposit Agreement;

AND WHEREAS by a rooftop licence agreement dated April 21. 2010 (“Rooftop Licence Agreement”), Licensor agreed to grant the Licensee a licence for the purpose of installing the Communications Facility (as defined therein) on the roof of the Building for a term commencing on May 1, 2010 and expiring co-terminously with the Lease, on the terms and conditions more particularly set forth therein;

AND WHEREAS by an area measurement dated July 9, 2010, the Premises were measured and confirmed to comprise a Rentable Area of forty-five thousand, two hundred and seventy (45,270) square feet and Rent was adjusted accordingly;

AND WHEREAS Landlord and Tenant have agreed to amend the Lease and Rent Deposit Agreement to, amongst other things, expand the Original Premises to include additional space (“Expansion Premises”) containing a deemed Rentable Area of twenty-six thousand, seven hundred (26,700) square feet being a portion of the first (1st) floor of the Building, designated as Unit 1, approximately as shown on Schedule “A” attached hereto, as more particularly set forth herein;

AND WHEREAS except as otherwise expressly set out herein, the Original Premises and the Expansion Premises are hereinafter collectively referred to as the “Premises”;

W I T N E S S that in consideration of the sum of one dollar now paid by each party to the other, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto do hereby agree as follows:

1.	The above recitals are true both in substance and in fact.

2.	Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

3.	Grant and Term of Expansion Premises

(a)	Landlord hereby grants to Tenant and Tenant hereby leases from Landlord the Expansion Premises, for a period of six (6) years and six (6) months (“Expansion Premises Term”), commencing on January 1, 2014 (“Expansion Premises Commencement Date”) and expiring on June 30, 2020, on the same terms and conditions as contained in the Lease for the Original Premises, save and except as set forth herein.

(b)	It is acknowledged and agreed by the parties that the term “Premises” as used in the Lease shall:

(i)	from the commencement date of the Lease to and including December 31, 2013, be deemed to mean only the Original Premises; and

(ii)	from and after the Expansion Premises Commencement Date, and throughout the remainder of the Term and any renewal or extension thereof, be deemed to mean the whole of the Original Premises and the Expansion Premises, without the need for any further agreement between the parties to incorporate this change to the term “Premises” and the parties hereto do hereby covenant and agree with each other accordingly.

(c)	From and after the Expansion Premises Commencement Date, Tenant shall be responsible for all of the covenants, obligations, terms and conditions of the Lease for the Expansion Premises, and the Original Premises and the Expansion Premises shall be deemed to be and shall be treated as one single premises. For clarity, the foregoing shall not limit Tenant’s obligations in connection with the Expansion Premises during the Fixturing Period as set out in Section 4(g) below.

(d)	If the Lease is terminated for any reason (including, without limitation, due to a default by Tenant or damage and destruction) prior to the Expansion Premises Commencement Date, then such termination automatically shall apply to the Original Premises and the Expansion Premises, without the need for any additional action or delivery of any additional notices regarding such termination and the parties hereto do hereby covenant and agree with each other accordingly.

(e)	Where used in this Section 3, the term “Lease” shall mean the Lease, as amended by this Agreement.

4.	Delivery of Expansion Premises

(a)	It is hereby acknowledged by the parties hereto that Tenant is currently the occupant of the Expansion Premises pursuant to the provisions of a sublease agreement dated August 29, 2012 (“Sublease”) with Fujitsu Canada, Inc. (“Head Tenant”) for a term which expires as at 11:59 p.m. on August 30, 2013, two (2) days prior to the Delivery Date (as hereinafter defined) (such two (2) day period being hereinafter referred to as the “Reversionary Period”), to which Landlord granted its consent pursuant to a consent agreement between Landlord, Tenant and Head Tenant dated September 4, 2012 (“Consent”).

(b)	During the Reversionary Period, when the Sublease has expired but Head Tenant continues to be the head tenant of the Expansion Premises pursuant to the provisions with its lease for the Expansion Premises with Landlord dated April 12, 2002, as amended from time to time (collectively, the “Head Lease”), it is hereby acknowledged by the parties hereto that Tenant will be required to obtain the consent of Head Tenant to allow Tenant to continue to remain in occupancy and possession of the Expansion Premises.

(c)	Landlord hereby consents to such continued occupancy and possession of the Expansion Premises by Tenant during the Reversionary Period. For greater certainty, during the Reversionary Period, all of the terms of the Head Lease shall continue to govern.

(d)	In the event that Landlord terminates the Head Lease as a result of the default by Head Tenant thereunder or in the event that the Head Lease is otherwise disclaimed or repudiated as a result of the bankruptcy or insolvency of Head Tenant, notwithstanding anything contained in the Head Lease or the Consent to the contrary, Tenant shall be entitled to remain in possession of the Expansion Premises and the Expansion Premises Commencement Date shall be advanced to be the date of termination, disclaimer or repudiation of the Head Lease, as the case may be, without affecting the Expiry Date.

(e)	In the event that Landlord terminates the Sublease as a result of the default by Tenant (in its capacity as subtenant) or in the event that the Sublease is otherwise disclaimed or repudiated as a result of the bankruptcy or insolvency of the Tenant (in its capacity as subtenant), notwithstanding anything contained herein to the contrary, at Landlord’s option and in addition to any other rights accorded to Landlord under the Lease or at law, Landlord shall be entitled to terminate this Agreement effective as at the date of such termination, disclaimer or repudiation of the Sublease, as the case may be, and all amounts otherwise due and payable hereunder shall immediately become due and payable to Landlord.

(f)	Tenant acknowledges and confirms that:

(i)	it has good right, full power and authority to enter into this Agreement for the Expansion Premises in the manner as aforesaid;

(ii)	it has not executed, nor will it execute, any agreement with Head Tenant to extend the term of the Head Lease or Sublease, as the case may be, or otherwise enter into any agreement with Head Tenant to otherwise remain in possession of the Expansion Premises beyond the expiry of the Head Lease; and

(iii)	Tenant shall indemnify and hold harmless Landlord from and against any and all Liabilities due to or arising from or to the extent contributed to by any breach by Tenant of any provisions contained in this subsection 4(f).

(g)	Provided this Agreement has been fully executed and delivered prior to September 1, 2013, (“Delivery Date”), then during the period (“Fixturing Period”) from and after the Delivery Date until the date immediately preceding the Expansion Premises Commencement Date, Tenant shall be entitled to continued possession of the Expansion Premises in order to complete Tenant’s Work (as hereinafter defined) in the Expansion Premises and, thereafter, in order to commence carrying on business therefrom. During the Fixturing Period, Tenant shall not be obligated to pay Basic Rent, Operating Costs, Management Fee or Realty Taxes with respect to the Expansion Premises only, but shall be liable for all other costs and obligations in respect of the Expansion Premises and its occupancy thereof including charges for utilities and the costs of any additional services in accordance with the Lease, all of which Tenant will be obligated to pay, and Tenant shall be subject to all the other terms and conditions of the Lease insofar as they are applicable to Tenant’s use and occupancy of the Expansion Premises during the Fixturing Period including, without limitation, the obligation to maintain insurance, and the provisions relating to the liability of Tenant for its acts and omissions, and the acts and omissions of its servants, employees, agents, contractors, invitees, concessionaires and licensees and the indemnification of Landlord and others under the Lease. For greater certainty, the Tenant shall continue to remain liable for all obligations under the Lease in respect of the Original Premises during the Fixturing Period.

(h)	On or before the Delivery Date, Tenant shall deliver to Landlord: certificate(s) evidencing requisite insurance coverage under the Lease; the Additional Deposit (as hereinafter defined); post-dated Rent cheques (or account information, as the case may be) as required pursuant to the Lease; and evidence, satisfactory to Landlord, that the utilities for the Expansion Premises have been changed into the name of Tenant. Possession of the Expansion Premises shall not be given to Tenant until all of the foregoing has been delivered; notwithstanding any resulting delay in the delivery of possession of the Expansion Premises, there shall be no corresponding delay in the Expansion Premises Commencement Date.

(i)	For greater certainty, where used in this Section 4, the term “Lease” shall mean the Lease, as amended by this Agreement.

5.	Condition of Expansion Premises and Tenant’s Work

(a)	Tenant shall accept the Expansion Premises in the condition in which they are received by Landlord, without any obligation on Landlord’s part to perform work in the Expansion Premises in connection with Tenant’s continued use thereof, and Tenant’s continued occupancy of the Expansion Premises will be conclusive evidence against Tenant that the Expansion Premises are in good order and satisfactory condition and Tenant has accepted the Expansion Premises “as is”.

(b)	Tenant shall, at its cost and expense prior to the Expansion Premises Commencement Date, complete or cause the completion of all Leasehold Improvements as may be required to complete the Expansion Premises for the Tenant’s permitted use therein, all in accordance with the terms of the Lease, as amended hereby, and the Tenant Design Criteria Manual, if any, applicable to the Project (“Tenant’s Work”).

6.	Leasehold Improvement Allowance

(a)	Landlord shall pay to the Tenant named herein, one time only, a leasehold improvement allowance calculated at up to One Hundred and Thirty-Three Thousand, Five Hundred Dollars ($133,500.00), plus Sales Taxes, if applicable (“Leasehold Improvement Allowance”), to be applied by Tenant toward the cost of the Tenant’s Work on the latest to occur of:

(i)	the expiry of all applicable lien periods provided for in the Construction Lien Act (Ontario);

(ii)	the Expansion Premises Commencement Date;

(iii)	the actual, physical occupancy by Tenant of the whole of the Expansion Premises for the active and diligent conduct of business therefrom;

(iv)	Tenant’s providing to Landlord:

(A)	receipted invoices for the performance of all of the Tenant’s Work completed;

(B)	a statutory declaration by Tenant (or a senior officer of Tenant) and by each of Tenant’s contractors (or a senior officer thereof), to be issued after the expiry of all applicable lien periods, confirming that: (I) the Tenant’s Work has been completed, and the date of such completion; (II) that all accounts relating to the Tenant’s Work have been paid in full; (III) that no lien has or may be claimed with respect to the Tenant’s Work; and (IV) and that all construction lien periods have expired; and

(C)	evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Tenant’s Work have been properly satisfied and closed,

(v)	Tenant’s delivery to Landlord of written request for payment of the Leasehold Improvement Allowance, which request must be delivered within twelve (12) months following the Expansion Premises Commencement Date; and

(vi)	completion of the Tenant’s Work in accordance with the terms hereof to the satisfaction of Landlord, acting reasonably.

(b)	For greater certainty, the amount of Leasehold Improvement Allowance (subject to the maximum amount stated) to which Tenant is entitled hereunder shall equal the actual cost of the Tenant’s Work as evidenced by receipted invoices delivered pursuant to the provisions of subsection 6(a)(iv)(A) above, for example, if the actual cost of the Tenant’s Work is less than One Hundred and Thirty-Three Thousand, Five Hundred Dollars ($133,500.00), Tenant shall be reimbursed such lesser amount and the balance of the Leasehold Improvement Allowance remaining shall be retained by Landlord and, correspondingly, if the actual cost of Tenant’s Work exceeds One Hundred and Thirty-Three Thousand, Five Hundred Dollars ($133,500.00), Tenant shall be responsible, at its sole cost and expense, for any and all costs of the Tenant’s Work beyond such amount.

(c)

Notwithstanding the foregoing, Landlord shall be under no obligation to pay the Leasehold Improvement Allowance to Tenant if, upon the date of such intended payment, a claim for lien or certificate of action has been registered on title to the Project related to the Tenant’s Work or Tenant is then in receipt of a notice of default for which notice is required pursuant to the Lease or is otherwise in default pursuant to any of subsections 16.1(a)(iii) through (viii) of the Lease, for which no notice and cure period is provided. If any of the foregoing have occurred on the date upon which Landlord intends to deliver the Leasehold Improvement Allowance to Tenant, Landlord shall hold the Leasehold Improvement Allowance, without interest, until such time as such claim for lien or certificate of action has been discharged or such default or other occurrence has been remedied in accordance with the Lease, at which time Landlord shall release the Leasehold Improvement Allowance to Tenant.

(d)	Landlord shall have the right to deduct from the Leasehold Improvement Allowance all amounts owing to Landlord by Tenant pursuant to the Lease provided that the Landlord delivers to the Tenant a detailed accounting of such deductions including reasonable particulars thereof and Landlord shall have the right to pay itself or any other contractor of Tenant any amounts payable in respect of any of the Tenant’s Work, and it is agreed that any such deduction or payment by Landlord shall constitute a payment on account of Landlord’s obligation to pay the Leasehold Improvement Allowance.

(e)	If at any time during the Term: (i) the Lease is terminated by reason of a default of Tenant; or (ii) Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise, then in such event, and without prejudice to any of Landlord’s other rights and remedies available to it under the/this Lease and at law, the unamortized portion of the Leasehold Improvement Allowance calculated from the earlier of: (A) the date of the then most recent unpaid rental payment; and (B) the day before the occurrence of either subsection (e)(i) or (ii) above, on the basis of an assumed rate of depreciation on a straight line basis to zero over the Expansion Premises Term shall immediately become due and payable to Landlord as Additional Rent.

(f)	For greater certainty, where used in this Section 6, the term “Lease” shall mean the Lease, as amended by this Agreement.

7.	Basic Rent Free Period

(a)	Subject to the provisions of Section 1 (“Conditions to Tenant’s Rights”) of Schedule “C” to the Lease (“Special Provisions”), Tenant shall not be responsible for the payment of Basic Rent only for the Expansion Premises for the first four (4) months of the Expansion Premises Term (“Basic Rent Free Period”), but Tenant shall be responsible for the payment of all items of Additional Rent during the Basic Rent Free Period. For greater certainty, the Basic Rent Free Period does not apply to the Original Premises and Tenant shall continue to remain liable for all obligations under the Lease in respect of the Original Premises during the Basic Rent Free Period.

(b)	For greater certainty, where used in this Section 7, the term “Lease” shall mean the Lease, as amended by this Agreement.

8.	Use

Notwithstanding anything to the contrary contained in the Existing Lease, Tenant shall not use or permit the Expansion Premises to be used for any purpose other than for general business offices for an information technology services company and for the warehousing and distribution of computer software and related products, in connection with Tenant’s permitted use set out in subsection 1(i)(i) of the Lease, as amended hereby, in accordance with all Laws and in keeping with the Building Standard. Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s continued ability to use the Expansion Premises for its intended use and Tenant shall prior to executing this Agreement perform such searches and satisfy itself that its use is permitted under all applicable Laws and that Tenant will be able to, and shall, at its sole cost and expense, obtain an occupancy permit, if required.

9.	Lease Amendments

In order to reflect the incorporation of the Expansion Premises within the Lease, the parties hereto agree that, effective as of the date hereof, the Lease is hereby amended as follows:

(a)	Section 1 (“Lease Summary”) is hereby deleted and replaced with the revised Lease Summary attached hereto as Schedule “B”.

(b)	Section 2.27 (“Management Fee”) is hereby corrected by deleting “5.2(b)” in the fourth line thereof and substituting therefor: “5.2(b)(iii)”.

(c)	Section 2.28 (“Operating Costs”) is hereby amended:

(i)	by deleting subsection (a)(iii) and substituting therefor: “to the extent applicable from time to time during the Term, as same may be extended or renewed: cleaning of the Common Facilities; exterior window cleaning; recycling and waste removal and pest control services for the Common Facilities;”

(ii)	in subsection (a)(xv), by deleting the words “the purchase of goods and services” and substituting therefor: “any amounts”;

(iii)	by deleting subsection (a)(xviii) and substituting therefor: “all costs incurred by Landlord for the purpose or intent of: (1) appealing, investigating and/or reducing any Operating Costs, Realty Taxes or other taxes, utility consumption or greenhouse gas emissions, whether or not any of such Operating Costs, Realty Taxes or other taxes, utility consumption or greenhouse gas emissions are in fact reduced; (2) improving the operation of the Project and the machinery, furniture, furnishings, equipment, facilities, systems, property and fixtures located therein; and (3) costs incurred for the purpose of allocating Realty Taxes and/or utilities among Tenant and other occupants of the Project;”; and

(iv)	by adding the following as a new subsection (e) thereto: “For greater certainty, to the extent to which Operating Costs do not include the cost of providing in-suite janitorial services, interior window cleaning, recycling and waste removal and pest control services for the Premises, same shall be provided by Tenant, at Tenant’s sole cost and expense, to Building Standard, using reputable contractors which have received Landlord’s prior written approval.”.

(d)	Section 2.40 (“Sales Taxes”) is hereby corrected by: (i) inserting “harmonized” after the word “consumption” in the first line thereof; and (ii) deleting the words “payments made” in the third line thereof and substituting therefor: “amounts payable”.

(e)	Section 6.3 (“Determination of Tenant’s Taxes”) is hereby amended by inserting the following at the end of the last paragraph thereof: “For clarification, Landlord shall be entitled to receive or retain, for its own account, all Realty Tax credits for vacancies and nil or lower tax rates chargeable in respect of Leasable Areas occupied by other tenants of the Project.”.

(f)	Section 6.6 (“Contest of Realty Taxes”) is hereby amended by adding the following to the end of the first sentence thereof: “and in the event Tenant shall have paid any amount in respect of Realty Taxes less than the amount ultimately found payable as a result of the disposition of any such contest, then Tenant shall pay any deficiency to Landlord within thirty (30) days after delivery of written notice from Landlord in respect thereof.”.

(g)	Section 9.1 (“Utilities, Heating and Air Conditioning”) is hereby amended by inserting the following as a new subsection (h) thereto: “Tenant and Tenant’s Parties agree to co-operate with any commercially reasonable practices or procedures that Landlord or any governmental or public authority may from time to time recommend or introduce in order to conserve or reduce consumption of energy or otherwise control other Operating Costs or utility consumption, including, without limitation, participating in all Building recycling, energy reduction and water conservation programs as may be determined by Landlord from time to time.”.

(h)	Section 10.1 (“Maintenance and Repairs of Premises”) is hereby amended by inserting the following after the word “maintenance” in the second line thereof: “(including, without limitation, the removal of all snow, ice and debris from all entrance-ways, steps and platforms leading to the Premises and from the Lands, all as may be required to ensure safe access to the Premises for Tenant and its employees and invitees from time to time),”.

(i)	Section 10.2 (“Approval of Repairs and Alterations”) is hereby amended:

(i)	in subsection (a), by:

(1)	adding the words “, the Building or elsewhere on the Project” after the word “Premises” in the second line thereof; and

(2)	deleting subsection (i) thereof and substituting therefor: “in any way affect the roof or structure of the Building or the demising walls or entrances of the Premises or any base Building standard mechanical, electrical, utility, sprinkler, communications or other similar systems within the Project;”;

(ii)	in subsection (c), by deleting the first sentence thereof and substituting therefor: “All Alterations shall be planned and completed in compliance with all Laws and, prior to commencing any Alterations Tenant shall: (i) at its expense, obtain, and deliver to Landlord copies of, all necessary permits and licences; and (ii) deliver to Landlord certificates of insurance from all contractors and sub-contractors engaged to perform such Alterations evidencing insurance coverage satisfactory to Landlord, acting reasonably, which coverage shall include commercial general liability insurance for bodily injury and property damage on an occurrence basis with coverage for any one occurrence or claim of not less than Five Million Dollars ($5,000,000.00) per occurrence, naming Landlord, and any others designated by Landlord, as additional insureds.”; and

(iii)	in subsection (f), by adding the following after the word “structure” in the third line thereof: “including the roof”;

(iv)	by adding to the end of same a new subsection (l) as follows: “Upon completion of Alterations, Tenant shall deliver to Landlord evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Alterations have been properly satisfied and closed. The opinion in writing of Landlord’s Architect shall be binding on both Landlord and Tenant respecting all matters of dispute regarding any Alterations, including the state of completion and whether or not work is completed in a good and workmanlike manner and in accordance with plans and specifications for same as approved by Landlord.”.

(j)	Section 10.6 (“Landlord’s Repairs”) is hereby amended by adding the following to the end thereof: “In cases of emergency, Landlord may take such action as is considered by it to be prudent and reasonable to protect the Project, any Persons, any property and/or Landlord and/or to avoid or mitigate financial or other loss, any and all of which action may be taken without prior written notice to Tenant, and without Landlord or Landlord’s Parties thereby assuming any liability for doing so, or any negligence for taking such action or for the manner in which it takes such action, or for failing to take such action.”.

(k)	Section 11.2 (“Removal of Trade Fixtures”) is hereby amended:

(i)	by deleting the first sentence therefrom and substituting therefor: “Provided Tenant is not in default hereunder in the payment of Rent, or if otherwise authorized or requested by Landlord, Tenant shall, at the expiry or earlier termination of the Term, at its sole cost and expense, remove its trade fixtures, equipment and all other personal property from the Premises (including all wiring, cabling, conduit, connections and attachments associated therewith) and shall restore the Premises to the condition in which they existed prior to the installation and removal of such trade fixtures and other personal property (including, for greater certainty ensuring: (i) all roof penetrations are sealed and made watertight; (ii) any bolts remaining from equipment are either removed or saw cut so as to render the floor slab in reasonably smooth, level condition; (iii) all interior walls are repaired so as to render same ready to receive finishes; (iv) to the extent to which Tenant is responsible for the repair and/or replacement of the HVAC Units, same are left in good working order and condition; and (v) the Premises are otherwise left in a clean, broom-swept condition), and shall repair any damage caused thereby.”; and

(ii)	adding the following to the end thereof: “and Landlord shall be entitled to keep all proceeds from the sale of any such property. If Landlord elects to store any of Tenant’s property on the Premises or elsewhere, Tenant shall pay all fees charged by, or to, Landlord for such storage including, without limitation, the cost of labour, insurance, transportation, and any other expenses incurred in relation to the storage of such property at a daily rate which shall be equal to: (i) the rate being charged to Landlord for such storage, if Landlord elects to use an independent storage facility for same, plus an administration fee equal to fifteen percent (15%) of such rate; or (ii) in the event Tenant’s property is being stored on the Premises or elsewhere on property owned by Landlord, the daily rate of all Rent payable under this Lease, and Landlord shall be entitled to a storer’s lien and all rights pursuant to the Repair and Storage Liens Act (Ontario). Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord shall have no obligation with respect to the care or maintenance of Tenant’s property or with respect to any damage caused thereto.”.

(l)	Section 11.3 (“Removal of Leasehold Improvements”) is hereby amended by:

(i)	in subsection (c), by adding the following to the end thereof: “and Tenant shall perform all Tenant’s obligations pursuant hereto, disclosed thereby.”; and

(ii)	by adding the following to the end of the entire Section 11.3: “Any work completed by Tenant in accordance with this Section 11.3 shall be completed at Tenant’s sole expense.”.

(m)	Section 12.2 (“Damage to Premises”) is hereby amended in subsection (d) thereof by adding the words “from the date of such Damage” after the word “abate” in the fifth line thereof.

(n)	Section 13.3 (“Tenant’s Insurance”) is hereby amended:

(i)	in subsection (a)(i), by adding the words “and tenant’s legal liability” after the word “employer’s liability” in the fifth line thereof;

(ii)	by deleting subsection (d) and substituting therefor: “All policies of insurance (including certificates thereof) shall: (i) provide that the insurance shall not be cancelled without Tenant’s insurer endeavouring to deliver to Landlord at least thirty (30) days prior Notice (“Cancellation Notice”); notwithstanding the foregoing, in any case where Tenant’s insurer will not agree to endeavour to deliver a Cancellation Notice directly to Landlord, by its execution and delivery of this Lease, Tenant hereby covenants and agrees to deliver to Landlord a copy of any Cancellation Notice issued to Tenant by its insurer immediately upon receipt thereof, or immediate Notice of any cancellation which is otherwise authorized by Tenant; (ii) be placed with a company licensed to sell commercial insurance in Canada and in the province in which the Premises are located; and (iii) be in amounts, and with limits and deductibles, which are in Canadian currency.”.

(o)	Section 14.4 (“Terms of Transfer”) is hereby amended in subsection (b), by deleting the first two lines thereof and substituting therefor: “to require Tenant and Transferee to enter into an agreement (“Assumption Agreement”) with Landlord in writing whereby the parties agree, jointly and severally, to be bound by all of Tenant’s obligations under this Lease and agree, jointly and severally, to be bound by all of the”.

(p)	Section 14.5 (“Effect of Transfer”) is hereby amended in subsection (d), by deleting the words “each Transferor shall be liable” in the third line thereof and substituting therefor: “Tenant shall be jointly and severally liable with such Transferee”.

(q)	Section 16.3 (“Bankruptcy and Insolvency”) is hereby amended by adding the following to the end thereof: “Further, Tenant agrees that the obligations and liabilities of Tenant under this Lease shall not be released or discharged or otherwise affected by the bankruptcy, winding up, liquidation, dissolution or insolvency of the partnership constituting Tenant or any partner thereof or by change in the constitution of such partnership.”.

(r)	Section 16.7 (“Impossibility of Performance”) is hereby amended by adding the following to the end thereof: “For greater certainty, the provisions of this Section 16.7 shall also include any delays experienced by Landlord in obtaining any permits or materials or approvals to plans or otherwise required from any party (save and except Tenant) necessary for any work performed by Landlord in connection with its obligations pursuant hereto, and any delays resulting from items constituting force majeure under any construction agreement entered into by Landlord in connection with any of the foregoing.”.

(s)	Section 17.1 (“Operation of Project by Landlord”) is hereby amended by deleting the provisions of subsection (iv) and replacing same with: “use or permit to be used any part of the roof of the Building or any other components of the Common Facilities for any purpose, including promotional activities, merchandising, display, solar panels or other energy-generating devices, entertainment or special features”.

(t)	Section 17.6 (“Access to Premises and Suspension of Utilities”) is hereby amended in subsection (a)(vi) by inserting the word “or appraisers” after the word “lenders” therein.

(u)	The following sections of the Lease have been completed and/or complied with and have no further applicability in the Lease: subsections (b), (c), (d), (e), (f), (g), (h), (i), and (j) of Section 4.2 (“Term”); Section 4.3 (“Acceptance of Premises”); Section 4.6 (“Fixturing of Premises”); subsections (c) and (d) of Section 5.2 (“Rent and Management Fee”); subsection (b) of Section 9.1 (“Utilities, Heating and Air Conditioning”) and Schedule “G” (“Tenant’s Work”).

10.	Rent Deposit Agreement

(a)	Landlord currently holds on account for Tenant a deposit in the amount of One Hundred and Five Thousand Dollars ($105,000.00) (“Existing Deposit”) which Landlord will continue to hold, in accordance with the provisions of the Lease, as amended hereby, and the Rent Deposit Agreement.

(b)	Concurrently with its execution and delivery to Landlord of this Agreement, Tenant shall deliver to Landlord a cheque payable to 2725312 CANADA INC. in the amount of Seventy-Five Thousand, Four Hundred and Twenty-Five Dollars and Seventy-Eight Cents ($75,425.78) (“Additional Deposit”), which shall be added to the Existing Deposit for an aggregate of One Hundred and Eighty Thousand, Four Hundred and Twenty-Five Dollars and Seventy-Eight Cents ($180,425.78) (“Rent Deposit”), which Landlord shall hold in accordance with, and on the same terms and conditions as set out in, the Rent Deposit Agreement. For greater certainty, interest on the Additional Deposit shall commence from the actual date on which Landlord receives the Additional Deposit from Tenant.

(c)	The Rent Deposit Agreement is, by the execution hereof by the parties hereto, hereby amended to reflect the lease of the Expansion Premises and the provisions of this Section 10 without the need of any further documentation and the parties hereto do hereby covenant and agree with each other accordingly.

11.	Environmental Questionnaire

(a)	Tenant acknowledges that, as of the date hereof, there has been no change to the information provided to Landlord as contained in the Environmental Questionnaire dated April 6, 2009, attached to the Lease as Schedule “E” and that such information pertains equally to Tenant’s business on the Expansion Premises. Tenant hereby confirms its ongoing obligation to forthwith advise Landlord, in writing, of any changes in its activities that may alter the information provided therein.

(b)	The environmental notification letter dated July 19, 2011, is attached hereto is attached hereto as Schedule “C”. Landlord will not grant any environmental representation and/or warranty in respect of the condition of the Expansion Premises and/or the Project. Landlord will not provide any indemnity in this Agreement, environmental or otherwise.

12.	Privacy Policy

Tenant consents to Landlord collecting, using and disclosing the personal information in this Agreement or otherwise collected by or on behalf of Landlord or its agents, affiliates, or service providers, for the purposes of: (a) determining the suitability of Tenant, both for the Expansion Premises Term and any renewal or extension thereof; (b) taking action for collection of Rent if there is an Event of Default; and (c) facilitating any pre-authorized payment plan adopted by the parties hereto. Consent under this Agreement includes consent to the disclosure by Landlord of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers. Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of Tenant and other individuals whose personal information is provided to or collected by or on behalf of Landlord in connection with this Agreement. To the extent Landlord uses a managing agent, consent under this Agreement includes consent for the managing agent to do all such things on behalf of Landlord. Landlord’s current managing agent is Bentall Kennedy (Canada) Limited Partnership (“Bentall”). Tenant also consents to the terms of Bentall Kennedy’s Privacy Policy, a copy of which is available at www.bentallkennedy.com, and to the collection, use and disclosure of personal information in accordance with such privacy policy.

13.	The parties hereto shall, at all times hereafter, upon the reasonable request of the other make or procure to be made, done or executed, all such further assurances and to do all such things as may be necessary to give full force and effect to the full intent of this Agreement.

14.	The parties hereto hereby acknowledge, confirm and agree that in all other respects the terms of the Lease and the Rent Deposit Agreement are to remain in full force and effect, unchanged and unmodified except in accordance with this Agreement.

15.	This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, but subject always to the provisions of the Lease restricting or limiting the Tenant’s right to assign the Lease or sublet the Premises or carry out any other Transfer, as provided in the Lease.

IN WITNESS WHEREOF the parties have executed this Agreement.

2725312 CANADA INC.
(Landlord)

Per:
Name:
Title:
c/s
Per:
Name:
Title:
I/We have the authority to bind the corporation

WESCOM INC.
(Tenant)

Per:	/s/ David Belbeck
	Name:	David Belbeck
	Title:	CFO
c/s
Per:
Name:
Title:
We have the authority to bind the corporation

SCHEDULE “A”

Outline Plan of the Expansion Premises

SCHEDULE “B”

REVISED LEASE SUMMARY

“The following is a summary of some of the basic terms of this Lease, which are elaborated upon in the balance of this Lease. This Section 1 is for convenience and if a conflict occurs between the provisions of this Section 1 and any other provisions of this Lease, the other provisions of this Lease shall govern.

(a)	Premises shall mean, collectively, Unit 4, Unit 5 and Unit 1, in the building municipally known as 6975 Creditview Road, Mississauga, Ontario; except as otherwise expressly set out herein to the contrary, Unit 4 and Unit 5 shall be collectively referred to as the “Original Premises” and Unit 1 shall be referred to as the “Expansion Premises”;

(b)	Term shall mean:

(i)	For Unit 4: ten (10) years

(ii)	For Unit 5: ten (10) years and four (4) months;

(ii)	For Unit 1: six (6) years and six (6) months;

(c)	Commencement Date:

(i)	For Unit 4: July 1, 2010;

(ii)	For Unit 5: March 1, 2010;

(iii)	For Unit 1: January 1, 2014;

(d)	Intentionally Deleted;

(e)	Expiry Date: June 30, 2020;

(f)	Basic Rent: an amount per square foot of the Rentable Area of the Premises per annum as follows:

RENTAL PERIOD FOR UNIT 4	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
July 1, 2010 to June 30, 2015	$14.00
July 1, 2015 to June 30, 2020	$16.00

RENTAL PERIOD FOR UNIT 5	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
March 1, 2010 to June 30, 2015	$14.00
July 1, 2015 to June 30, 2020	$16.00

RENTAL PERIOD FOR UNIT 1	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
January 1, 2014 to December 31, 2016	$10.50
January 1, 2017 to June 30, 2020	$11.50

(g)	Rentable Area:

(i)	For the Original Premises: forty-five thousand, two hundred and seventy (45,270) square feet, determined in accordance with this Lease; and

(ii)	For the Expansion Premises: deemed to be twenty-six thousand, seven hundred (26,700) square feet;

(h)	Rent Deposit: One Hundred and Eighty Thousand, Four Hundred and Twenty-Five Dollars and Seventy-Eight Cents ($180,425.78), to be held by Landlord as prepaid rent and as security for the performance by Tenant of the terms of this Lease, and applied in accordance with the Rent Deposit Agreement attached hereto as Schedule “D”;

(i)	Use of Premises: Subject to Article 8 below:

(i)	With respect to the entire Premises: as general business offices of an information technology services company;

(ii)	With respect to Unit 1: in addition to the use set out in subsection 1(i)(i), the warehousing and distribution of computer software and related products; and

(iii)	With respect to Unit 5: in addition to, and as ancillary to, the use set out in subsection 1(i)(i), subject to the provisions of subsection 8.1(c) hereof, Tenant shall be entitled to use a portion of Unit 5 as a fitness facility for use by Tenant’s employees only (“Exercise Facility”), all to the extent permitted by all Laws and to the extent in keeping with the Building Standard;

(j)	Address for Service of Notice on Tenant: at the Premises; and

Address for Service of Notice on Landlord: c/o Bentall Kennedy (Canada) LP, 10 Carlson Court, Suite 500, Etobicoke, Ontario M9W 6L2, Attention: VP, Property Management; with a copy to Landlord at: c/o Bentall Kennedy (Canada) LP, 55 University Avenue, Suite 300, Toronto, Ontario M5J 2H7, Attention: Director, Asset Management; and c/o Bentall Kennedy (Canada) LP, 6775 Financial Drive, Suite 502; Mississauga, Ontario, L5N 0A4, Attention: VP, Property Management;

(k)	Option to Extend: See Section 2, Schedule “C”; and

(l)	Additional Special Provisions: See Schedule “C”.”

SCHEDULE “C”

TENANT NOTIFICATION

July 19, 2011

Re:	Tenant Notification – 6975 Creditview Drive – Unit 1

Asbestos-Containing Building Materials Assessment

As per the Asbestos Management Program currently in place at all Bentall Kennedy (Canada) LP operated buildings, Pinchin Environmental Ltd. is pleased to provide this tenant notification outlining the Asbestos Containing Materials (ACMs) that are known to be present in Unit 1 at 6975 Creditview Drive in Mississauga, Ontario.

ACMs identified within the building include transite rain water leaders in accordance with the attached plan.

Transite Rain Water Leaders - The Transite is presently in good condition throughout and is a non-friable material and does not represent a hazard if left undisturbed. No action is required. Transite is a mixture of Portland cement, water and asbestos combined to form a slurry from which end products can be fabricated by a process similar to that used in paper making. Transite is still in production today and includes products such as, sheets, pipes and a wide variety of other shapes. Asbestos-cement pipe is used for water supply sewage, irrigation, drainage applications, the transport of corrosive chemical fluids, and electric and telephone conduits.

Please note that no structural items, masonry walls or exterior building finishes were removed to determine the presence of concealed materials. Wall spaces and concealed chases (e.g. at washrooms) could not be demolished or accessed during this assessment. As a result additional testing or assessments may be required to ensure that all ACM has been identified prior to such work being initiated.

Pinchin Environmental Ltd.

2470 MILLTOWER COURT, MISSISSAUGA, ONTARIO L5N 7W5  PHONE: (905) 363-0678  FAX: (905) 363-0681

ENVIRONMENTAL HEALTH & SAFETY MANAGEMENT SERVICES FROM OFFICES ACROSS CANADA

www.pinchin.com ● 1-888-767-3330

1

LEGEND

(X) PINCHIN LOCATION NUMBER

TRANSITE

NO.	INSTRUCTION	DATE
1	TENANT NOTIFICATION	2011/04/21

PINCHIN ENVIRONMENTAL
2470 Milltower Court
Mississauga, Ontario
Phone: 1 888 767 3330

PROJECT NAME
BENTALL KENNEDY (CANADA) LP
6975 CREDITVIEW ROAD
MISSISSAUGA, ONTARIO

DRAWING NAME
UNIT 1

PROJECT NUMBER 59656	REVISION NUMBER –
DRAWN BY RS	CHECKED BY MS
SCALE NTS	DRAWING NUMBER 1 OF 1
DATE 2011/07/19